Exhibit 99.1
                       TRANSACTION SYSTEMS ARCHITECT, INC.

                            Moderator: Bill Hoelting
                                January 27, 2004
                                   4:00 pm CT


Operator:             Good afternoon.  My name is Cody and I will be your
                      conference facilitator.

                      At this time I would like to welcome everyone to the Transaction Systems Architect first quarter financial results conference call.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press star, then the number two on your telephone keypad. Thank you.

                      I would now like to turn the conference over to Mr. Bill Hoelting, Vice President of Investor Relations. Sir, you may begin your conference.

Bill Hoelting:        Thank you and good afternoon. The participants
                      for TSA's first quarter financial results conference call are Greg Derkacht, President and CEO, David Bankhead, CFO, and Mark Vipond, President of ACI Worldwide.

                      This conference call could contain forward looking statements pursuant to the Safe Harbor provision to section 21E of the Securities and Exchange Act of 1934. Actual results might differ materially from those projected in the forward looking statements.

                      Statements during the conference call that are not strictly historical statements could constitute forward looking statements which involve risks and uncertainties which could cause actual results to materially differ from those in the forward looking statements.

                      Forward looking statements include the following: any statement dealing with the future prospects or results of the company and the forward looking statements identified in our press release, form 10K and 10Q filing.

                      The agenda for the call today will be as follows: David Bankhead will discuss the Q1 financials, Mark Vipond will then discuss the Q1 highlights for ACI worldwide and Greg Derkacht will then provide some closing comments, at which time we will open up the call to your questions.

                      At this time I would like to introduce David Bankhead, CFO of TSA.

David Bankhead:       Thanks Bill, and good afternoon.  Today I'll be
                      discussing our fiscal 2004 first quarter financial results. I'll start by highlighting some key milestones that we achieved during the quarter.

                      Total revenue was $74 million, an 18% increase over revenues for the first quarter of last fiscal year. Operating expenses were $58.5 million, a 6% increase over the same period last year. Operating income was $15.5 million, with an operating margin of 21%. This represented a 107% increase over operating income for the first quarter last fiscal year.

                      Other income was $2.2 million, primarily foreign exchange gains.

                      Net income was $10 million, resulting in a basic earnings per share of $.28 and diluted earnings per share of $.27.

                      Operating cash flow was $11.1 million. Our cash balance at quarter end was $125.7 million.

                      The $74 million of revenue is comprised of the following: software license fees of $41.2 million, maintenance revenue of $21.3 million and services revenue of $11.5 million.

                      A license fee revenue of $41.2 million was comprised of $20.2 million in initial license fees and $21.0 million of monthly license fees.

                      Revenues for each of the geographic channels were as follows: United States, $29.5 million. America's International, $8.9 million. Europe, Middle East and Africa, $27.1 million and Asia Pacific, $8.5 million.

                      Revenues for the three business units were as follows:
                      ACI, $57.7 million. Insession, $8.4 million and IntraNet, $7.9 million.

                      Operating expenses for the quarter were $58.5 million, which is an increase of $3.5 million over the first quarter of last fiscal year. The increase is primarily due to increased distributor commissions reflected in cost of software license fees, as well as the foreign exchange impact on salary expense, reflected primarily in research and development expense.

                      Our effective income tax rate for the quarter was 43%, reflecting the results of our ongoing tax planning initiatives.

                      Our ending backlog was $230.3 million, which is comprised of recurring backlog of $166 -- excuse me -- I'm sorry, $231.8 million, which is comprised of recurring backlog of $166.2 million and non-recurring backlog of $65.6 million. The recurring components are monthly license fees of $74.3 million, maintenance fees of $82.8 million and facilities management fees of $9.1 million.

                      Non-recurring components are license fees of $44.0 million and services of $21.6 million. We include in backlog all fees specified in signed contracts to the extent we believe at this time that recognition of the related revenue will occur within the next 12 months.

                      Thank you for your time this afternoon. I'll now turn the call over to Mark Vipond for his comments on the ACI business unit.

Mark Vipond:          Thank you Dave.  Good afternoon everyone.  I'm here to
                      give you an update on the first quarter results for ACI
                      Worldwide.

                      The ACI's revenue for the quarter was $57.7 million. ACI had good results and we signed a number of new contracts during the quarter. Some of the highlights include system and capacity upgrades over $100,000 at five customers. ACI licensed product to eight new customers in the quarter. These products included one BASE24, one BASE24-es, five Proactive Risk Manager and one Commerce Gateway licenses.

                      Six of these new accounts were from the EMEA region, indicative of the success we had in this region during the quarter.

                      This includes the sale to a top ten bank located in France and the addition of a new country, Rwanda, which expands our presence into 74 countries throughout the world.

                      We were especially pleased to have sales to large clients in both France and Brazil in the quarter. We believe that both these markets provide growth opportunities with our open systems solution set and the results from this quarter show progress in both areas.

                      ACI licensed 13 new applications to existing customers during the quarter. These included licenses of our BASE24-es, BASE24, mobile top up, Commerce Gateway, Automated Key Distribution System, Proactive Risk Manager, Payments Manager and e-Courier software.

                      With the ACI commerce framework and our continued investment in multi-platform integrated payment solutions, we believe we are well-positioned in our market space.

                      ACI continues to invest heavily in our new BASE24-es product line. We have licensed this new technology 15 times and we have 4 customers running the system in production today.

                      As we move more of these customers into production, we believe we will be able to establish the references needed to drive further success with this leading edge product.

                      Our continued success with the proactive risk manager product, as illustrated with the new customer signed in Q1 is another area of potential growth for ACI. We believe our investment in this product line, as well as our investments in the other products included within our ACI commerce framework will position to our business as marketing additions improve throughout the world.

                      Thank you for your continued interest and I will now introduce Greg Derkacht.

Greg Derkacht:        Thank you Mark, very much.

                      We appreciate your attendance today and your interest in TSA. I am pleased with the strong earnings and revenue growth in Q1.

                      During the first quarter, we expanded our customer relationship through additional software and service activity and added 15 new customers. As Mark noted, we also brought a worldwide presence to 74 countries.

                      Our three business units -- ACI Worldwide, Insession Technologies, and IntraNet -- generated $15.5 million in operating income for the quarter as they continued to effectively manage their businesses.

                      As you know, our strategy includes focusing on our open system opportunities while seeking to expand in certain geographic areas.

                      For ACI Worldwide, these initiatives include BASE24-es, PRM, Proactive Risk Manager and Payments Manager.

                      For Insession, these initiatives include database monitoring and workflow automation.

                      IntraNet, meanwhile, is looking to expand its US leading money transfer and global messaging solution into targeted geos. Our results indicate the company is off to a good start for fiscal 2004.

                      We enter Q2 with a 12 month backlog of contracted business of $231.8 million, which provides us a base on which to build. However, as we've indicated in previous conference calls, our business is difficult to project on a quarterly basis due to the nature and timing of large application software projects and capacity upgrades.

                      Accordingly, we continue to feel it's best to give annual as opposed to quarterly revenue and EPS guidance. With our first quarter results and an assumed 43% flat tax rate, our annual revenue guidance for 2004 is being revised from $266 million to $287 million to a range of $271 million to $287 million.

                      Our GPS guidance range is being revised from $.60 to $.72 per diluted share to a range of $.65 to $.77 per diluted share.

                      Although we remain cautious for outlying cores in 2004, we believe if the macro-economic continues to improve, we are in a good position to leverage our cost structure.

                      Thank you very much.

Bill Hoelting:        Cody, we'd like to open up the conference to the Q&A at
                      this time.

Operator:             At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Franco Turinelli with William Blair and Company.

Franco Turinelli:     Hi, good afternoon everyone, how are you?

Man:                  Hi Franco.

Franco Turinelli:     Well, I'm sitting here with a good problem on
                      my face, which is - a good problem which is I have a little bit of egg on my face because I obviously misjudged the strength of the business in the first quarter.

                      The first quarter has traditionally been somewhat weak seasonally and I realize that you did not provide any guidance for the quarter and so my estimates were my own, so to speak. But it feels like an unusually strong quarter, at least adjusted for seasonality and I'd like you to first of all tell me if that's your assessment as well, and secondly, is there something kind of peculiar going on here in terms of a more traditional break out of the year in terms of revenue that we should be aware of going in to '04?

Greg Derkacht:        Well, let me let Mark talk also, Franco. Yes, Q1
                      was a very strong quarter for us and it typically is seasonality. But with some of the new changes and some of the accounting rules basically which we have to abide by at this point in time, it's changed some of that picture, but in saying that, yes it was a very good quarter.

Mark Vipond:          Franco, historically Q1's been our weakest and it's
                      still the most challenging from the sales force starting
                      a new fiscal year as Greg has said.   Now with some of
                      the software revenue recognition rules, we have -- especially with new products -- we have to wait until they're accepted before we can recognize and in this quarter we had some large one time items that were sold previously that were recognized in this quarter that helped our performance, so in terms of historic, you won't see the same kind of pattern price on the past where Q1 was always probably our worst quarter. It's going to be more chunky now. We're going to have good quarters and exceptional quarters, bad quarters, whatever - it depends on when we can recognize given deals and a big item, a big license fee, a big project could have a huge impact on a given quarter.

Franco Turinelli:     Mark, on that front - I'm sorry to go on about
                      this, but historically the first quarter had been weak because in October November December, clients really didn't want to sign or undertake new projects because they were getting ready for the busy holiday season, your salespeople have closed out their fiscal year, so they were getting ready for the new fiscal year.

                      In terms of what you're saying is that, because in fact a number of projects need to be completed in the run up to the busy holiday season and therefore are getting accepted in October or November, we're actually going to see - it's likely that the first quarter will now be a seasonally strong quarter in future periods. Is that on the mark?

Mark Vipond:          I don't know that I would make that leap of faith.  I
                      would have to see some trends to say whether or not that's going to be true over a few years. I think it is fair to say - I mean think about it, you're right, from a sales standpoint, Q1 is our most difficult time of year to get anybody to sign anything and it's the beginning of our new fiscal year, new comp plans and we all know what salespeople are like.

                      Q4 is usually our strongest, so some of the benefit we got in Q1 was probably due to our - not probably, was due to our strength in Q4.

                      Just, revenue recognition is more challenging now and there is - it's pretty hard for us to predict when a given deal will be recognized because in a lot of cases we have to get the customer to accept and that isn't always just a matter of them saying, yeah I accept. They might be in production and we still have to get them to sign a letter that says they accept and all these kind of things so for our guys it could be a leap of faith to say that the way you described it is a trend that we would expect in the future.

                      It may be, but I don't see it right now - I just don't know it.

Franco Turinelli:     Okay.  Looking at both the year over year and the
                      sequential trends, the numbers that catch my attention are EMEA looks to have had a terrific quarter, initial license fees was very strong and ACI, so my guess is that's where we saw it - software sales and ACI and EMEA. Could you just give us some color though, as to whether or not there is one or two very large projects which skewed the results just again for better interpretation both of these and of future results? And with that I'll hand it over to anyone else who's on the call. Thank you.

Mark Vipond:          Your analysis is correct, EMEA had a great quarter in
                      all regards. The project I was referring to that was a significant revenue recognition event for us this quarter happened in EMEA; that helped - certainly helped their results. But beyond that from a sales standpoint, though we don't disclose sales numbers, they had a very robust sales quarter. They had good activity - I made mention of eight new customers that we signed; six of them were from that region. That is an indication of the strength that they had in this past quarter and quite frankly we're pretty bullish about the opportunities of EMEA. While last year they were pretty down and weren't so good, they seem to have turned the corner a bit, so it's much more optimistic over in the European region right now.

Franco Turinelli:     Great, thanks Mark.  Keep blowing away my numbers,
                      please.

Mark Vipond:          Yeah, we wish.

Operator:             Your next question comes from George Sutton with
                      Craig-Hallum.

George Sutton:        Hey guys, congratulations on the great quarter.
                      The EMEA business in particular I'm just curious about. Is this a sustainable recovery that you think we've seen and I'd also like to parlay that question into a foreign currency question in terms of how you plan to or don't plan to hedge your business from that perspective going forward.

Mark Vipond:          This is Mark, I'll answer the first question; is it
                      sustainable? Right now the pipeline of activity in that region looks pretty solid. How long is it sustainable?
                      I don't know but it looks pretty good now. Last year, it didn't look very good and we were having some issues over in that region. It has improved. I won't say it's dramatically better but it's definitely better than last year and I think the first quarter results are indicative of that economic reality in that region.

George Sutton:        Now it's not clear to me how much of the upside in
                      the initial license fees were capacity upgrades, but it seems that that has consistently been stronger than we expected, and that I assume is just the debit market continues to improve. Would you agree with that statement?

Mark Vipond:          Well, capacity upgrades are very hard for us to
                      predict. They are - last year we had a very good year of capacity upgrades if you recall; last time I talked about 47 upgrades during the year of a value of over $100,000. We had some very significant customers' pre-purchase capacity but it's very hard for us to predict when an individual client will eclipse their capacity, when they'll come back.

                      We only had five this last quarter, in Q1, compared to last year same quarter it was significantly lower than last year. It was like 12, Q1 of last year. That shows you that it's spiky and I expect that to continue; debit volumes, card volumes, EFT volumes continue to increase and we will benefit from that. It's just very difficult from challenging to first predict and anticipate those things.

                      But they'll continue to happen, just whenever they choose to happen.

George Sutton:        Now on the other side of the equation, obviously
                      Asia Pacific is pretty small for you, although it appears that part of the market seems to be turning quite a bit.
                      Can you give us any sort of initiatives that you planned for that market - given the size of that market?

Mark Vipond:          Yeah, the Asia Pacific market - I know they've had a
                      recently - a pretty good revenue, P&L results. In terms of sales activity I would say right now it's pretty light; it's pretty tight down there and we aren't seeing the kind of success that we would like to in that region.

                      Primarily the growth opportunities are from the Asian countries in places like India and potentially China but even that's a little bit difficult, but other Asian countries.

                      We are doing some things operationally right now to try to improve our performance down there and quite frankly the biggest challenge we have in that region is - our business has changed in the last few years. We aren't just a BASE24 company anymore. We had a very expansive product set and because of the geographic size of that region out there and the number of distributors we have down there, we don't think we've done as effective a job as we need to get the message out to all the marketplaces about all that they can license from us so in terms of operational initiative, our primary focus in that region right now is to get our message out and find more opportunities for the expansive list of products we have rather than just the BASE24 sales.

George Sutton:        And another question on foreign currency, just to
                      make sure we understand; are you doing no hedging of foreign currency? Could that, if the dollar for some reason strengthened -- and that's not a prediction -- but if it did, would that have a negative impact on you?

David Bankhead:       This is (Dave) Bankhead.  If the dollar does strengthen,
                      obviously it could have a negative impact on the financial statement.

George Sutton:        But you're choosing not to hedge in any way?

David Bankhead:       We choose at this point not to have any formal
                      hedging programs in place. With our cost versus revenue structure in some foreign countries, we have some natural hedges in place, but that's correct, there are no formal hedging programs.

George Sutton:        Okay, and you have the painful problem of having a
                      lot of cash on your balance sheet. Can you give us any updates? I know the board has met to discuss some of these opportunities - any conclusions?

Greg Derkacht:        Yeah, the strength. Basically, we continue to
                      look at opportunities for investment of cash, as I said before based on very strict criteria and we will continue that process.

George Sutton:        That was a great amount of detail. Thank you,
                      Greg. And then lastly, with respect to looking forward into the next couple of quarters, it looks like the maintenance revenues were actually lower than the prior quarter. Should we be looking at this $11 million in change number as the ongoing maintenance level or should it be a different number than that?

Greg Derkacht:        I'm sorry George, which number are you referring to?  We
                      believe in maintenance...

George Sutton:        The services business. You had a strong $14
                      million number last quarter that moved down to $11 1/2 million this quarter. We're just trying to understand - is that a better ongoing number to be using per quarter than the 14?

Greg Derkacht:        I think there's several things here. First of
                      all, the services side of the business can be hung up as far as recognition along with the license fees. So you see, again that would cause some lumpiness potentially in that portion of our business.

George Sutton:        So as for example a large ACS deal would come in,
                      say next quarter, it would include with it a lot of the service business that has been hung up.

Mark Vipond:          Yeah, there's a couple of moving parts in this.
                      One is realizing Q1, with the holiday season you tend to have less services because we - people don't want to work for a couple weeks. So you have less billable time.

                      The other thing that's important to note is that in terms of revenue recognition, for some of our newer products, in addition to having to wait till the product, gets acceptance and recognition, sometimes the services associated with the deployment of that product also has to wait until we get acceptance on the product, get it recognized.

                      So you saw that in Q4, for one deal that we had a $2 million services revenue recognition again in Q4 which made that higher than probably normal.

George Sutton:        Okay.

Mark Vipond:          So that's, again, even with the services we're
                      going to have some chunkiness because of the way software revenue recognition rules have changed and we've had to adapt our business accordingly.

George Sutton:        So far it's all been chunky goods, so congratulations.

Mark Vipond:          Yeah, well wait - say that when we have the chunky bad.

George Sutton:        Thank you.

Operator:             Once again I would like to remind everyone, in order to
                      ask a question, please press star then the number one on your telephone keypad now.

                      At this time, Mr. Hoelting, we have no further questions.

Bill Hoelting:        We would like to thank everybody for participating today
                      on our Q1 conference call. Thank you and that concludes our call today.

Operator:             This concludes today's conference.  At this time you may
                      disconnect.


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